                              EMPLOYMENT AGREEMENT
                              --------------------

     AGREEMENT, made and entered into as of the 23rd day of May, 1997 by and among United Stationers Inc., a Delaware corporation (the "Parent"), United Stationers Supply Co., an Illinois corporation ("Supply", and together with the Parent and their successors and assigns permitted under this Agreement, the "Company"), and Randall W. Larrimore (the "Executive").


                              W I T N E S S E T H
                              - - - - - - - - - -
     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.  DEFINITIONS.

         (a) "Base Salary" shall mean the Executive's base salary as specified under Section 4 below.

         (b)  "Board" shall mean the Board of Directors of the Parent.

         (c)  "Cause" shall mean the Executive's:

              (1)  conviction of, or plea of NOLO CONTENDERE to, a felony;

              (2) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its affiliates;

              (3)  use of illegal drugs;

              (4)  material breach of this Agreement;

              (5) commission of any act or acts of moral turpitude in violation of Company policy;

              (6) breach of Section 3 of this Agreement or gross negligence or willful misconduct in the performance of his duties; or

              (7) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company.

         (d) "Change in Control" shall mean the first to occur of the following events:


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              (1)  any "person" (as such term is used in Sections 3(a) (9) and
                   13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or group of persons becomes a "beneficial owner" (as such term is used in Rule 13d-3 of the Exchange Act) of 40 percent or more of the Voting Stock of the Parent;

              (2) the majority of the Board consists of individuals other than Incumbent Directors;

              (3) the Parent adopts any plan of liquidation providing for the distribution of all or substantially all of its assets, or the Parent or Supply adopts any plan of liquidation providing for the distribution of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that the adoption of such plan of liquidation is not in conjunction with a merger of Supply with and into the Parent;

              (4) the sale or other disposition of all or substantially all of the assets or business of the Parent and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that the shareholders of the Parent immediately prior to such sale or disposition, do not beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Parent prior to the sale or disposition, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Parent; or

              (5) the merger or consolidation of the Parent with or into another company (the "Other Company"); PROVIDED, HOWEVER, that immediately after the merger or consolidation, the shareholders of the Parent immediately prior to the merger or consolidation hold, directly or indirectly, 50 percent or less of the Voting Stock of the surviving corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the surviving corporation, any shares received by any "affiliate" (as such term is defined under Rule 12b-2 of the Exchange Act) of the Other Company in exchange for stock of the Other Company) -

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (f) "Common Stock" shall mean the common stock, $.10 par value per share, of the Parent.

         (g) "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program as in effect on the date the disability first occurs, or if no such plan or program exists on the date the disability first occurs, then a "disability" as defined under Code
Section 22 (e) (3).


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         (h)  "Effective Date" shall mean May 23, 1997.

         (i) "Good Reason" shall mean the occurrence of any of the following, without the Executive's prior written consent, during the 90-day period preceding the date on which the Executive terminates his employment with the Company:

              (1) the reduction of the Executive's Base Salary as specified under Section 4 below;

              (2) the exclusion of the Executive from, or diminution in the Executive's participation in, any pension, bonus, management incentive, profit sharing and other similar incentive, compensation or deferred compensation plans made available generally to senior management personnel of the Company, other than exclusions, changes or diminutions applicable to all senior management personnel;

              (3) any diminution in expense reimbursement benefits enjoyed by the Executive, except pursuant to a general change in the Company's reimbursement policies;

              (4) any material reduction in the Executive's title or duties which has the effect of materially reducing the Executive's status within the Company, including, without limitation, removal of the Executive from the Board or the failure to re-elect the Executive to the Board;

              (5) any relocation of the Company's headquarters outside of the Chicago metropolitan area;

              (6) the breach by the Company of any of its covenants or obligations under this Agreement; or

              (7) the notification by the Company in accordance with Section 2 below that the Term of Employment will end on the 2nd anniversary of the Section 2 Notification Date.

         (j) "Incumbent Directors" shall mean the members of the Board as of the Effective Date; PROVIDED, HOWEVER, that any person becoming a director subsequent to such date whose election or nomination for election was supported by 2/3rds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

         (k)  "Section 2 Notification Date" shall mean the date as specified in
              Section 2.

         (l) "Subsidiary" shall mean any corporation of which the Parent owns, directly or indirectly, more than 50 percent of the Voting Stock or any other business entity in which the Parent directly or indirectly has an ownership interest of more than 50 percent.

         (m) "Target Award" shall mean the Executive's annual incentive compensation award opportunity as specified under Section 5 below.


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         (n)  "Term of Employment" shall mean the period as specified under
Section 2 below.

         (o) "Voting Stock" shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2.  TERM OF EMPLOYMENT.

         The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the Term of Employment, which shall begin on the Effective Date and shall end on (i) the end of the 90-day period following the date on which the Executive notifies the Company in writing in accordance with
Section 25 below that he wants the Term of Employment to so end or (ii) the 2nd anniversary of the date on which the Company notifies the Executive in writing in accordance with Section 25 below that it wants the Term of Employment to so end. The date that the Executive or the Company notifies the other Party under this Section 2 shall be referred to herein as a "Section 2 Notification Date." Notwithstanding anything contained herein to the contrary, the Term of Employment is subject to earlier termination in accordance with Section 12 below.

     3.  POSITION, DUTIES AND RESPONSIBILITIES.

         (a) On the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer and President of the Company and shall be responsible for the general management of the affairs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote substantially all of the Executive's time, attention, knowledge, energy and skills during normal working hours and at such other times as the Executive's duties may reasonably require to the duties of the Executive's employment. The Executive, in carrying out his duties under this Agreement, shall report to the Board. In addition, it is the intention of the Parties that effective on or about the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be elected and serve as a member of the Board.

         (b) Notwithstanding anything contained herein to the contrary, nothing shall preclude the Executive from:

              (1) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Board's prior written consent (which shall not be unreasonably withheld);

              (2)  engaging in charitable activities and community affairs; and

              (3)  managing his personal investments and affairs;

PROVIDED, HOWEVER, that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's Chief Executive Officer and President.

     4.  BASE SALARY

         The Executive shall be paid a Base Salary at no less than an annual rate of $495,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed by the Board no less frequently than annually and may, in the Board's sole discretion, be increased when deemed appropriate.

     5.  ANNUAL INCENTIVE COMPENSATION PROGRAMS.

         The Executive shall participate in the Company's annual incentive compensation plans or programs applicable to senior-level executives as established and modified from time to time by the Board in its sole discretion. The Executive shall have an annual incentive compensation award opportunity in the aggregate under all such plans or programs equal to 80 percent of the Base Salary paid during the relevant performance period ("Target Award"). The actual annual incentive compensation award paid to the Executive under this Section 5 shall have a payout in an amount ranging from a minimum of 50 percent of the Target Award to a maximum of 150 percent of the Target Award. The performance targets with respect to the Target Award shall be set by the Board and shall be consistent with the performance targets established for the Company's executive vice presidents with respect to their annual incentive compensation award opportunities. Payment of the annual incentive compensation award under this
Section 5 shall be made at the same time that other senior-level executives receive their annual incentive compensation awards. Notwithstanding anything contained herein to the contrary, with respect to the annual incentive compensation award payable to the Executive for 1997 (the "1997 Award"), the 1997 Award shall be reduced by 40 percent to reflect the period of calendar year 1997 that the Executive was not an employee of the Company.


     6.  LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

         (a) The Executive shall be eligible to participate in the Company's applicable long-term incentive compensation plans or programs as may be established and modified from time to time by the Board in its sole discretion.

         (b) Notwithstanding anything contained herein to the contrary, the Company shall grant the Executive options to purchase 250,000 shares of Common Stock (the "Options") on the Effective Date (the "Date of Grant") . The Options shall be divided into 3 tranches ("Tranche 1," "Tranche 2," and "Tranche 3"). The Parties intend that Tranche 1 shall qualify as an "incentive stock option" as such term is used under Code Section 422.

              (1) EXERCISE PRICE. The exercise price of the Options shall be $21.625.

              (2)  NUMBER OF SHARES OF COMMON STOCK UNDERLYING EACH TRANCHE.
                   The number of shares of Common Stock underlying Tranche 1 shall be 23,000 shares. The number of shares of Cannon Stock underlying Tranche 2 shall be 127,000 shares. The number of shares of Common Stock underlying Tranche 3 shall be 100,000 shares -

              (3) EXPIRATION OF OPTIONS. The Options shall expire on, and shall not be exercisable on and after the 10th anniversary of the Date of Grant, subject to earlier expiration in accordance with Section 12 below.

              (4) EXERCISABILITY SCHEDULE OF TRANCHES 1 AND 2. No portion of each of Tranche 1 and Tranche 2 shall be exercisable on the Date of Grant, but 20 percent of each of Tranche 1 and Tranche 2 shall become exercisable on, and shall remain exercisable on and after, each of the first 5 anniversaries of the Date of Grant, subject to the Options' expiration in accordance with this Section 6(b) and Section 12 below.

             (5) EXERCISABILITY SCHEDULE OF TRANCHE 3. No portion of Tranche 3 shall be exercisable on the Date of Grant, but 20 percent of Tranche 3 shall become exercisable on each of the first 5 anniversaries of the date of grant; PROVIDED, HOWEVER, that the daily closing price of the Common Stock has been equal to or greater than $40.00 for at least 80 of 100 consecutive trading days since the Date of Grant. Notwithstanding anything contained herein to the contrary, even if the daily closing price of the Common Stock has never been equal to or greater than $40.00 for at least 80 of 100 consecutive trading days prior to December 31, 2006, 100 percent of Tranche 3 shall nevertheless become exercisable on December 31, 2006 and shall remain exercisable until the Options' expiration in accordance with this Section 6(b) and Section 12 below.

        (c) Notwithstanding anything contained herein to the contrary, on the date of a Change in Control, all stock options (including all tranches of the Options) held by the Executive on such date shall immediately become exercisable and shall remain exercisable until the date such stock options are scheduled to expire, subject to earlier expiration in accordance with Section 12 below.

    7.  EMPLOYEE BENEFIT PROGRAMS.

        During the Term of Employment, the Executive shall be entitled to participate, to the extent eligible, in all plans, programs and policies providing general employee benefits for the Company's employees or its senior management employees (as approved by the Board and in effect from time to time). The benefit plans, programs and policies presently in effect are listed on Exhibit A attached to this Agreement. This Section 7 shall not be construed to require the Company to establish or maintain any plan, program or policy. With respect to the Executive's participation in any Company health plan, any and all exclusions with respect to pre-existing medical conditions relating to the Executive and his dependents shall be waived under such plans. Also, with respect to the Executive's participation in the Company's Retiree Health Plan, the Executive shall be deemed to have accrued 5 credited years of service. In addition, the Executive shall be 100 percent vested in all employee contributions and earnings thereon made to the United Stationers Inc. 401(k) Savings Plan.

    8.  SUPPLEMENTAL PENSION.

        The Executive shall be entitled to a supplemental pension benefit
(the

"Supplemental Pension") in addition to the pension benefit he will receive under the United Stationers Supply Co. Pension Plan (the "Pension Plan"). The Supplemental Pension shall be determined in accordance with the formula under the Pension Plan as in effect on the date of this Agreement, adjusted for any subsequent changes; PROVIDED, HOWEVER, that for purposes of the determination of the Supplemental Pension, Credited Service (as such term is defined in Section 2.3(e) of the Pension Plan) shall be equal to 5 years regardless of the Executive's actual Credited Service. The Supplemental Pension shall be paid at the same time and in the same manner as when and how the pension benefit under the Pension Plan is paid to the Executive. In addition, except as otherwise provided in this Section 8, the Executive's entitlements to the Supplemental Pension, including without limitation any survivor benefit, claims procedures, methods of payment, etc. shall be determined in accordance with the provisions of the Pension Plan.

    9.  REIMBURSEMENT OF BUSINESS EXPENSES

        The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

    10.  PERQUISITES.

         (a) During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefits applicable to the Company's senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time.

         (b) Notwithstanding anything contained herein to the contrary, during the Term of Employment, the Company shall:

              (1) pay the dues and assessment fees and any business expenses associated with the Executive's membership in the Indian Hill Club (whether under the Company's Club Membership Policy or otherwise);

              (2) provide the Executive with personal financial (including tax) counseling by a firm to be chosen by the Executive; PROVIDED, HOWEVER, that the normal annual costs associated with this perquisite shall not exceed $5,000 per year unless the Company approves in writing the payment of any such annual costs exceeding $5,000 per year due to special situations;

              (3) provide the Executive with an appropriate leased automobile to be selected by the Executive, in accordance with the Company's Officers' Leased Automobile Policy; and

              (4) reimburse the Executive for all premium payments made by him with respect to any individual long-term disability insurance policy owned by him; PROVIDED, HOWEVER, that such reimbursement shall not exceed $12,568 in any calendar year.

         (c) The Parties agree that the Executive shall be liable for any and all federal, state and local income and employment taxes resulting from the perquisites provided under this Section 10.

    11.  VACATION.

         The Executive shall be entitled to 20 paid vacation days per calendar year which shall accrue and otherwise be subject to the Company's vacation policy.

    12.  TERMINATION OF EMPLOYMENT.

         (a) TERMINATION OF EMPLOYMENT DUE TO DEATH. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

              (1) Base Salary earned but not paid prior to the date of his death;

              (2) all annual incentive compensation awards with respect to any year prior to the year of his death which have been earned but not paid;

              (3) an amount equal to the sum of (i) the Base Salary in effect on the date of the Executive's death and (ii) if the Executive's death occurs (x) on or after January 1, 1998, then the annual incentive compensation award paid or payable with respect to the year immediately preceding the year in which the Executive's death occurs or (y) prior to January 1, 1998, then 60 percent of the 1997 Award that would have been paid in accordance with Section 5 above, payable over the 12-month period following the date of the Executive's death in equal installments in accordance with the Company's regular payroll practice;

              (4) the exercisable portion of the Options held by the Executive as of the date of his death shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the Executive's death or (ii) the date the Options would otherwise expire, and the unexercisable portion of the Options held by the Executive as of such date shall immediately be forfeited;

              (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

              (6) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

         (b) TERMINATION OF EMPLOYMENT FLUE TO DISABILITY. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following:

              (1) Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

              (2) all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid;

              (3) an amount equal to the sum of (i) the Base Salary in effect on the date of the termination of the Executive's employment and (ii) the annual incentive compensation award paid or payable with respect to the year immediately preceding the year in which the termination of the Executive's employment occurs, payable over the 12-month period following the date of the termination of the Executive's employment in equal installments in accordance with the Company's regular payroll practice;

              (4) the exercisable portion of the Options held by the Executive as of the date of the termination of his employment shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the termination of his employment or (ii) the date the Options would otherwise expire, and the unexercisable portion of the options held by the Executive as of such date shall immediately be forfeited;

              (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

              (6) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment gives written notice to the other Party in accordance with Section 25 below

         (c) TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive's employment for Cause and the Executive shall be entitled to the following:

              (1) Base Salary earned but not paid prior to the date of the termination of his employment;

              (2) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above; and

              (3) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

Any termination of the Executive's employment by the Company for Cause under this Section 12 Cc) shall be communicated by the Company to the Executive by a written notice of termination given in accordance with Section 25 below. Such notice shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of the termination of the Executive's employment is other than the date of receipt of such notice, specify the date of termination of the Executive's employment (which date shall be not more than 90 days after the giving of such notice). The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

(d) TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE PRIOR TO A SECTION 2 NOTIFICATION DATE. If, prior to a Section 2 Notification Date, the
Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the following:

              (1) Base Salary earned but not paid prior to the date of the termination of his employment;

              (2) all annual incentive compensation awards with respect to any year prior to the year in which the termination of the Executive's employment occurs which have been earned but not paid;

              (3) a pro rata Target Award for the year in which the termination of the Executive's employment occurs; PROVIDED, HOWEVER, that the Target Award's performance goals established with respect to the year in which the termination of the Executive's employment occurs are met;

              (4) an amount equal to (i) 2 multiplied by (ii) the sum of (x) the Base Salary with respect to the year in which the termination of his employment occurs and (y) the Target Award with respect to the year in which the termination of his employment occurs, (the "Severance Benefit"). The Severance Benefit shall be payable over the 24-month period following the date of the termination of his employment (the "Severance Period") in equal installments in accordance with the Company's regular payroll practice;

              (5) the exercisable portion of the Options held by the Executive as of the date of the termination of his employment shall remain exercisable until the earlier of (i) the end of the Severance Period or (ii) the date the options would otherwise expire;

              (6)  the unexercisable portion of:

                   (A)  Tranche 1,

                   (B)  Tranche 2, and/or

                   (C) provided that the daily closing price of the Common Stock has been equal to or greater than $40.00 for at least 80 of

                        100 consecutive trading days since the Date of Grant and prior to the date of the termination of the Executive's employment, Tranche 3,

                        held by the Executive as of the date of the termination of his employment shall continue to become exercisable until the end of the Severance Period as if the Executive were still an employee, and any such portion of Tranches 1, 2 and/or 3 that becomes exercisable during the Severance period shall remain exercisable until the earlier of (i) the end of the Severance Period or (ii) the date the options would otherwise expire;

               (7) if (x) the termination of the Executive's employment under this Section 12(d) occurs during any 100-consecutive-trading-day period following the date that the daily closing price of the Common Stock is equal to or greater than $40.00 (a "100-Day Period") and (y) during any such 100-Day Period the daily closing price of the Common Stock has not been equal to nor greater than $40.00 for at least 80 of such 100 consecutive trading days, then the unexercisable portion of Tranche 3 held by the Executive as of the date of the termination of his employment shall be forfeited by the Executive as of such date; and if (A) the termination of the Executive's employment under this Section 12(d) occurs during any 100-Day Period and (B) during such 100-Day Period the daily closing price of the Common Stock has been equal to or greater than $40.00 for at least 80 of such 100 consecutive trading days, then the unexercisable portion of Tranche 3 held by the Executive as of the date of the termination of his employment shall continue to become exercisable as if he were still an employee of the Company, and any such portion of Tranche 3 that becomes exercisable during the Severance Period shall remain exercisable until the earlier of (i) the end of the Severance Period or (ii) the date the options would otherwise expire;

               (8) continuation of the lease with respect to the automobile provided by the Company in accordance with Section 10(b) (3) above until the earlier of (i) the end of the Severance Period or (ii) the date such lease would otherwise expire;

               (9) continuation of all perquisites provided by the Company to the Executive under Section l0 above, other than reimbursement of the club business expense portion of
                    Section 10(b)(1) above, until the end of the Severance
                    Period;

               (10) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9, 10 or 11 above;

               (11) continued participation, as if he were still an employee, in the Company's medical, dental, hospitalization, life and disability insurance plans, programs and/or arrangements and in other employee benefit plans, programs and/or arrangements in which he was participating on the date of the termination of his employment until the earlier of:

                    (A)  the end of the Severance Period; or

                    (B) the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a Subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis)

                    PROVIDED, HOWEVER, that:

                    (X) if the Executive is precluded from continuing his participation in any employee benefit plan, program or arrangement as provided in Section 12(d)(11)(A) above, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which he is unable to participate for the period specified in this Section 12(d)(11);

                    (Y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis; and

                    (Z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

               (12) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

Notwithstanding anything contained herein to the contrary, the Board, in its sole discretion, may accelerate the exercisability of some or all of such unexercisable portion of Tranche 1, Tranche 2 and/or Tranche 3 on the date of the termination of the Executive's employment or at any time during the Severance Period.

(e)  TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE ON OR AFTER A
SECTION 2 NOTIFICATION DATE. If, on or after a Section 2 Notification Date on which the Company notifies the Executive that the Term of Employment will end in accordance with Section 2 above, the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) above; PROVIDED, HOWEVER, that:

               (1) for purposes of determining benefits and entitlements under Sections 12 (d) (3) through 12 (d) (11) above, the Severance Period shall begin on the date of the termination of the Executive's employment and shall end on the 2nd anniversary of the Section 2 Notification Date (the "Section 12 (e) Severance Period"); and

               (2) for purposes of determining the Severance Benefit payable under Section 12 (d) (3) above, the Severance Benefit as determined in accordance with Section 12 (d) (3) above shall be multiplied by a fraction the numerator of which shall be the number of days in the Section 12 (e) Severance Period and the denominator of which shall be 130, and such reduced Severance Benefit shall be payable over the Section 22 (e) Severance Period in equal installments in accordance with the Company's regular payroll practice.

          (f} TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment for Good Reason at the end of the 60-day period following the date that the Executive notifies the Company in writing in accordance with Section 25 below that he intends to terminate his employment for Good Reason (the "Notification Date"), such notice to state in detail the particular event that constitutes Good Reason. The Company shall have reasonable opportunity to cure the event constituting Good Reason; PROVIDED, HOWEVER, that if the Company has not cured such event to the reasonable satisfaction of the Executive (and the Executive has not waived the Company's failure to cure) during the 30-day period following the Notification Date (the "Curing Period"), the Executive may terminate his employment following the end of the Curing Period; PROVIDED, HOWEVER, that the Executive may not terminate his employment for Good Reason after the end of the 90-day period following the date the event constituting Good Reason first occurs. Upon a termination by the Executive of his employment for Good Reason, the Term of Employment shall end as of the date of the termination of the Executive's employment and the Executive shall be entitled to the same payments and benefits as provided in Section 12(d) or 12(e) above, as applicable; PROVIDED, HOWEVER, that if the Executive terminates his employment for Good Reason based on a reduction (i) in Base Salary under Section (1)(i)(1) above and/or (ii) in his Target Award under Section (1)(i) (2) above, then the Base Salary and/or the Target Award to be used in determining the Severance Benefits in accordance with Section 12 (d) (3) or 12 (e) (2) above shall be the Base Salary and/or the Target Award in effect immediately prior to such reduction.

          (g) VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive voluntarily terminates his employment without Good Reason, other than a termination of his employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in
Section 12(c) above.  If the Executive notifies the Company in accordance with
Section 2 above that he wants the Term of Employment to end at the end of the 90-day period following such Section 2 Notification Date, and the Executive terminates his employment as of the end of the Term of Employment, the termination of the Executive's employment under this Section 12(g) shall not be deemed a breach of this Agreement.

          (h) REDUCTION OF PAYMENTS FOLLOWING A CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the Company constitute a "parachute payment" (as such term is defined in Code Section 280G(b) (2)), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount the Executive would receive if he were paid 3 times his "base amount" (as such term is defined in Code Section 280G(b) (3)) less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal 3 times the Executive's base amount less $1.00. The determinations to be made with respect to this Section 12(h) shall be made by an accounting firm (the Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted, in any way, on behalf of the Company or any of its subsidiaries. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then each shall each select one such accounting firm and those two firms shall jointly select such an accounting firm to serve as the Auditor. If a determination is made by the Auditor that a reduction in the aggregate of all payments due to the Executive upon a Change in Control is required by this Section 12 (h), the Executive shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of the Company. If the Executive does not so specify within 60 days following the date of a determination by the Auditor pursuant to the preceding sentence, the Company shall determine, in its sole discretion, the portion of such reduction, if any, to be made under this Agreement and each plan or program of the Company.

          (i) CONTINUED HEALTH-CARE COVERAGE TO AGE 65. In the event of any termination of the Executive's employment under Sections 12(b), 12(d), 12(e) or 12 (f), the Executive shall be entitled to continued health-care coverage for himself and his eligible dependents under the Company's "group health plan" (as such term is defined in Code Section 4980B(g) (2)) as in effect from time to time but subject to any limitations on coverage of nonemployees and their dependents imposed under the terms of such group health plan or by any insurers or partial insurers of such group health plan (other than such limitations imposed unilaterally and in bad faith by the Company). The Executive shall be entitled to such health-care coverage until his 65th birthday; the Executive's spouse shall be entitled to such health-care coverage until her 65th birthday; and each of the Executive's eligible dependents shall be entitled to such health-care coverage until his or her 21st birthday. Unless the Company is obligated to provide continued health-care coverage in accordance with Section 12(d) (11) above, the Executive shall pay to the Company on an annual basis in advance the cost of such continued health-care coverage, with such cost to be equal to the annual "applicable premium" (as such term is used under Code
Section 4980B (f) (4)) as determined in good faith by the Company.

          (j) NO MITIGATION: NO OFFSET. In the event of any termination of the Executive's employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 12.

    13.  CONFIDENTIALITY.

          (a)  CONFIDENTIAL INFORMATION.     The Executive acknowledges the
Company's exclusive ownership of all information useful in the business of the Company, its subsidiaries and its affiliates (as used in this Section 13 and Section 14 below, collectively, the "COMPANY") (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by the Executive as a consequence of his employment by the Company (including information conceived, discovered or developed by the Executive during his employment with the Company) (collectively, "Confidential Information") . Confidential Information includes, but is not limited to, the following especially sensitive types of information:

               (1) the identity, purchase and payment patterns of, and special relations with, the Company's customers;

               (2) the identity, net prices and credit terms of, and special relations with, the Company's suppliers;

               (3)  the Company's inventory selection and management techniques;

               (4)  the Company's product development and marketing plans; and

               (5) the Company's finances, except to the extent publicly disclosed.

          (b) PROPRIETARY MATERIALS. The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and supplier; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by the Executive or with the Executive's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

          (c) ACKNOWLEDGEMENTS BY EXECUTIVE. While some of the information contained in Proprietary Materials may have been known to the Executive prior to employment with the Company, or may now or in the future be in the public domain, the Executive acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including the Executive, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. The Executive further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company' 5 exclusive property when they are conceived, created or received. The Executive shall report to the Company promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and which either (i) relate to or arise out of any part of the Company's business in which the Executive participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials (all items referred to in this Section 13 being sometimes collectively referred to herein
as the "Intellectual Property").   All Intellectual Property shall be deemed
Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the Term of Employment, the Executive (or after the Executive's death, the Executive's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

          (d) CONFIDENTIALITY DUTIES OF EXECUTIVE. The Executive shall, except as may be required by law, during the Term of Employment and during the 3-year period following the date of the termination of the Executive's employment:

               (1) comply with all of the Company's reasonable instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials;

               (2) use Confidential Information and Proprietary Materials only at places designated by the Company and in furtherance of the Company's business;

               (3) exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis;

               (4) not copy all or any part of Proprietary Materials, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement;

               (5) not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement;

               (6) not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, other than in the course of carrying out the Executive's duties and responsibilities under this Agreement, all or any part of Confidential Information or Proprietary Materials; and

               (7) not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

          (e) RETURN OF COMPANY PROPERTY. Upon the termination of the Executive's employment under Section 12 above or upon the end of the Term of Employment, the Executive (or in the event of death, the Executive's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by the Executive or others, which are then in the Executive's possession or control. Records of payments made by the Company to or for the benefit of the Executive, the Executive's copy of this Agreement, his rolodexes, personal diaries, personal mementos, personal effects shall not be deemed Proprietary Materials for purposes of this Section 13, and other such things, lawfully possessed by the Executive which relate solely to taxes payable by the Executive, employee benefits due to the Executive or the terms of the Executive's employment with the Company, shall also not be deemed Proprietary Materials for purposes of this Section 13.

    14.  NONCOMPETITION; NONSOLICITATION.

         (a) The Executive covenants and agrees that during the Term of Employment and during the 2-year period following the end of the Term of Employment, the Executive shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or he connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1 percent of the outstanding shares of a corporation's stock which is listed on a national securities exchange or the NASDAQ National Market) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1,000,000.

         (b) The Executive covenants and agrees that during the Term of Employment and during the 2-year period following the end of the Term of Employment, the Executive shall not at any time, directly or indirectly, solicit
(i) any client or customer of the Company or any of its subsidiaries with respect to a competitive activity which violates Section 14 (a) above or (ii) any employee of the Company or any of its subsidiaries for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.

         (c) If the Executive shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

         (d) The Parties acknowledge that in the event of a breach or threatened breach of Section 14(a) and/or Section 14 (b) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Section 14 (a) and/or Section 14(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 14 (a) and/or Section 14(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 14(a) and/or Section 14(b) above, including the recovery of damages.

         (e) The Executive recognizes, acknowledges and agrees that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, the Executive hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

    15.  ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

    16.  REPRESENTATION.

         The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

    17.  ENTIRE AGREEMENT.

         This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

    18.  AMENDMENT OR WAIVER.

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

    19.  WITHHOLDING.

         The Company shall be entitled to withhold from any and all payments made to the Executive under this Agreement all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive or for his benefit hereunder.

    20.  SEVERABILITY.

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    21.  SURVIVORSHIP.

         The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

    22.  BENEFICIARIES/REFERENCES.

         The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

    23.  GOVERNING LAW/JURISDICTION.

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without reference to principles of conflict of laws.

    24.  RESOLUTION OF DISPUTES.

         Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the 2 arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be shared by the Parties, and all other costs, fees and expenses, including, without limitation, attorneys' fees of each Party, shall be borne by the Party incurring such cost, fee or expense.

    25.  NOTICES.

         Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:                     United Stationers Inc.
                                       United Stationers Supply Co.
                                       2200 East Golf Road
                                       Des Plaines, Illinois 60016
                                       Attention:  Chairman of the Board

with a copy to:                        United Stationers Supply Co.
                                       2200 East Golf Road
                                       Des Plaines, Illinois 60016
                                       Attention:  General Counsel

and a copy to:                         Weil, Gotshal & Manges LLP
                                       100 Crescent Court, Suite 1300
                                       Dallas, Texas 75201-6950
                                       Attention:  Mary R. Korby, Esq.

and a copy to:                         Weil, Gotshal & Manges LLP
                                       767 Fifth Avenue
                                       New York, New York 10153

                                       Attention:  Stewart Reifler, Esq.

If to the Executive:                   Mr. Randall W. Larrimore
                                       230 Sheridan Road
                                       Winnetka, Illinois 60093-1929

and a copy to:                         McBride Baker & Coles
                                       500 W. Madison
                                       Chicago, IL 60661
                                       Attention:  Andrew R. Gelman

    26.  HEADINGS.

         The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or of any provision of this Agreement.

    27.  COUNTERPARTS.

         This Agreement may be executed in 2 or more counterparts.


    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                       UNITED STATIONERS INC.


                                       By:
                                           Frederick B. Hegi, Jr.
                                           Chairman of the Board


                                       UNITED STATIONERS SUPPLY CO.


                                       By:
                                           Frederick B. Hegi, Jr.
                                           Chairman of the Board



                                           Randall W. Larrimore

                                      EXHIBIT A
                              TO EMPLOYMENT AGREEMENT
                               ______________________

    The following are benefit plans, programs and policies in which the Executive is entitled to participate as of the Effective Date:

    1.  United Stationers Management Incentive Plan

    2.  United Stationers Inc. Management Equity Plan

    3.  United Stationers Supply Co. Pension Plan

    4.  United Stationers Inc. 401(k) Savings Plan

    5.  United Stationers Supply Co. Deferred Compensation Plan

    6.  United Stationers Inc. Flexible Spending Plan

    7.  United Group Medical and Dental Benefit Plans

    8.  Officer Medical Expense Reimbursement Policy

    9.  Retiree Health Plan

    10. Annual physical exam at Company expense

    11. Group Term Life Insurance - 2 1/2 times base salary

    12. Travel and Accident Insurance - $300,000

    13. Split Dollar Life Insurance

    14. Club and Association Dues - in accordance with Company Policy

    15. Officer Indemnification and Insurance - D&O insurance is provided on a claims made basis; and Restated Certificate of Incorporation, and Delaware and Illinois law provide indemnification of officers and directors